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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of report (Date of earliest event reported): March 1, 2002

                                 PW Eagle, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)

       0-18050                                        41-1642846
(Commission File Number)                 (I.R.S. Employer Identification Number)

            222 South Ninth Street, Suite 2880, Minneapolis, MN 55402
               (Address of Principal Executive Offices) (Zip Code)

                                 (612) 305-0339
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)
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Item 2. Acquisition or Disposition of Assets

     On February 22, 2002, we sold our previously closed facility in Hillsboro, Oregon along with some equipment for a total purchase price of $1.31 million.

     On February 28, 2002, we completed a sale and leaseback financing transaction whereby we sold the land and buildings for our production facilities in Tacoma, Washington, West Jordan, Utah and Perris, California as well as our office building in Eugene, Oregon for $13.7 million and the recognition of a financing obligation in the same amount. We leased all of these facilities back under a long term lease with initial annual rent of approximately $1.65 million. There will be no change in the operations at any of these locations. We used a portion of the proceeds from these sales, to reduce the principal amount owing under our Senior Term Loan from $27.5 million to $17.6 million. At the same time, we reduced the required principal payments under our Senior Credit Facility from $10 million annually to $2.9 million annually. We used the balance of the proceeds from the sales, approximately $4 million, to reduce the principal amount owing under our Revolving Credit Facility which will provide us with improved liquidity. Both the Hillsboro sale and financing transactions contained holdback amounts of $250,000 and $500,000, respectively, pending settlement of outstanding issues. In addition, we entered into revised loan agreements with the lenders of the Senior Credit Facility and note holders of the Senior Subordinated Notes to adjust the financial covenants and payment terms. A copy of the press release announcing these transactions is attached as Exhibit 99.1 of this Current Report on Form 8-K.

     Sale and Leaseback Transaction

     In connection with the sale and leaseback financing transaction, we sold the land and buildings for our production facilities in Tacoma, Washington, West Jordan, Utah and Perris, California as well as our office building in Eugene, Oregon to an affiliate of W.P. Carey & Co. LLC for a total purchase price of $13.7 million. We then entered into a long-term lease agreement relating to those properties. The initial term of the lease is 20 years. The lease will automatically extend for two additional 10-year periods unless we decline these extensions. The initial annual rent under the lease is approximately $1.65 million. This annual rent will increase biennially to reflect increases in the consumer price index. We will also pay the property and other taxes relating to the leased properties and specified other costs in connection with the lessor's acquisition and ownership of the leased properties. As long as we are not in default under the lease, we have an option to purchase the leased properties during specified periods at a purchase price equal to the greater of the then fair market value of the properties and the lessor's acquisition cost of the properties, plus any costs incurred by the lessor in connection with its prepayment of

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     loans secured by mortgages on the leased properties. The lease limits our ability to transfer all or substantially all of our assets and to undergo a change in control and contains financial covenants that require that we maintain specified levels of consolidated net worth and a specified fixed charge coverage ratio.

Item 5. Other Events.

     On March 4, 2002, the Company issued a press release announcing its financial results for the three months and full year ended December 31, 2001. A copy of the press release is attached as Exhibit 99.2 of this Current Report on Form 8-K.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits:

          10.1 Lease Agreement by and between PWE (Multi) QRS 14-85 Inc. and the Registrant dated February 28, 2002.

          99.1 Press Release dated March 1, 2002.

          99.2 Press Release dated March 4, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PW EAGLE, INC.


Date:  March 19, 2002                       By /s/ William H. Spell
                                               ---------------------------------
                                               William H. Spell,
                                               Chief Executive Officer

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                                  EXHIBIT INDEX

                                       to

                             March 1, 2002 Form 8-K

                                 PW Eagle, Inc.

Exhibit Number   Exhibit Description

  10.1           Lease Agreement by and between PWE (Multi) QRS 14-85 Inc.
                 and the Registrant dated February 28, 2002

  99.1           Press Release dated March 1, 2002.

  99.2           Press Release dated March 4, 2002.

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